Exhibit 1.01

Conflict Minerals Report 2020

Summary of Apple’s Commitment to Responsible Sourcing

At Apple, our respect for human rights begins with our commitment to treating everyone with dignity and respect. We are deeply committed to continually assessing our progress and building the lessons we learn into everything we do. We’ve worked hard to embed a respect for human rights across our company—in the technology we make, in the way we make it, and in how we treat people. Apple works to protect the environment and to safeguard the well-being of the millions of people touched by its supply chain, from the mining level to the facilities where products are assembled.

Apple does not directly purchase or procure virgin raw minerals from mine sites, but is committed to both meeting and exceeding internationally-accepted due diligence standards for minerals supply chains. Apple seeks to, one day, use only recycled and renewable minerals and materials in its products and packaging. In July 2020, Apple announced its commitment to achieving carbon neutrality for its entire footprint by 2030, including emissions in its supply chain and across the product life cycle from raw material extraction and processing, to manufacturing, and through to product use and end-of-life material recovery. As Apple makes progress toward these ambitious goals, it continues to source tin, tantalum, tungsten, and gold (“3TG”) and other minerals responsibly while working to improve conditions in and around mining communities in the Democratic Republic of the Congo (“DRC”) and adjoining countries.

Apple’s comprehensive approach to responsible minerals sourcing includes requirements and programs at many levels of the supply chain. Apple conducts extensive human rights due diligence on the source and chain of custody of 3TG in its global supply chain. The Apple Supplier Code of Conduct (“Supplier Code”) and the Supplier Responsibility Standard on the Responsible Sourcing of Materials (“Responsible Sourcing Standard”) requires suppliers, smelters, and refiners in Apple’s supply chain to assess and identify a broad range of risks beyond conflict, including social, environmental, and human rights risks. Suppliers are also required to review reported incidents and public allegations linked to their smelters and refiners and to participate in 3TG traceability and third party audit programs to address and mitigate identified risks.

Apple also supports whistleblower initiatives to empower independent, local voices to raise issues and report incidents at the mining level and works to strengthen industry-wide due diligence programs operating in areas where 3TG minerals are sourced.

Throughout 2020, Apple continued to conduct its responsible sourcing activities with necessary in-region adjustments, including local community support in response to the global COVID-19 crisis.

As of December 31, 2020—for the sixth straight year—100 percent of the identified smelters and refiners in Apple’s supply chain for all applicable Apple products manufactured during calendar year 2020 participated in an independent third-party conflict minerals audit (“Third Party Audit”) program for 3TG. These audits encompassed the identified smelters and refiners that provide materials for the following Apple product categories: iPhone®, Mac®, iPad®, AirPods®, Apple TV®, Apple Watch®, Beats® products; HomePod®, iPod touch®, Apple Card™; and all Apple accessories.

Since 2009, Apple has directed the removal of 146 3TG smelters and refiners from its supply chain (a total of 7 tantalum, 41 tin, 16 tungsten, and 82 gold smelters and refiners). In 2020, Apple removed from its supply chain 7 smelters and refiners that were not willing to participate in, or complete, a Third Party Audit or that did not otherwise meet Apple’s requirements for the responsible sourcing of minerals. Of the 243 smelters and refiners of 3TG determined to be in Apple’s supply chain as of December 31, 2020, Apple found no reasonable basis for concluding that any such smelter or refiner sourced 3TG that directly or indirectly financed or benefited armed groups from the DRC or an adjoining country.

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Apple engages with and supports a broad range of multistakeholder and community initiatives. Input from these stakeholders strengthens Apple’s robust due diligence program and drives industry-wide progress. While the African Great Lakes region faces ongoing challenges to achieve lasting change, Apple remains committed to continuing to responsibly source 3TG from the region. Apple believes that all stakeholders (including governments, civil society, and industry) should enhance their efforts to implement comprehensive due diligence programs, measure impact, and work together with and support local communities to improve conditions and drive economic and social development in mining areas, including in the African Great Lakes region.

Introduction

Apple is committed to treating the people in its supply chain with dignity and respect, and protecting the planet we all share. Conducting human rights due diligence in alignment with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related Supplements (the “OECD Due Diligence Guidance”) is the foundation of Apple’s responsible sourcing program for primary sourced minerals, and informs Apple’s due diligence program for recycled minerals.

Apple also works to reduce the amount of minerals mined from the Earth while continuing to ensure responsible supply chains for its primary sourced minerals. 3TG are among the 14 materials prioritized in Apple’s initial efforts to transition to recycled and renewable materials, based on an evaluation of the environmental, social, and supply impacts of 45 mined elements and raw materials. The results of this evaluation and the related methodology behind these Material Impact Profiles are available on Apple’s website for others to access and use.1

Apple utilizes a comprehensive set of tools to drive progress throughout its supply chain.2

[1]	Available at https://www.apple.com/environment/pdf/Apple_Material_Impact_Profiles_April2019.pdf.

[2]	More information on Apple’s Responsible Minerals Sourcing program is available at apple.com/supplier-responsibility.

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OECD Step 1: Strong Company Management Systems

Aligned with Step 1 of the OECD Due Diligence Guidance, Apple has robust internal management systems overseeing its responsible sourcing of minerals efforts. Apple’s Board of Directors oversees its CEO and other senior management in the competent and ethical operation of Apple on a day-to-day basis. Apple’s Audit and Finance Committee, consisting entirely of independent directors, assists Apple’s Board of Directors in monitoring significant business risks, including operational and reputational risks. Apple also has a code of ethics, “Business Conduct: The way we do business,” that applies to all employees. Apple expects its suppliers, contractors, consultants, and other business partners to follow the principles set forth in the code when providing goods and services to Apple or acting on its behalf. The code of ethics, which mandates that Apple conduct business ethically, honestly, and in compliance with applicable laws and regulations, applies to every business decision in every area of the company worldwide. In 2020, Apple also published its company-wide Human Rights Policy, which governs how Apple treats everyone, from customers and teams to business partners and people at every level of its supply chain.

Apple’s Supplier Responsibility (“SR”) team, within Apple’s Worldwide Operations group, partners with Apple’s suppliers to drive its high standards for labor and human rights, health and safety, and the environment. The SR team coordinates activities related to Apple’s Supplier Code and Responsible Sourcing Standard and works across a number of Apple business teams and functions, including product design, manufacturing operations, environmental initiatives, procurement, legal, finance, and Apple retail. The SR team also regularly reports to and consults with Apple’s senior management to review progress and set ongoing strategy for its responsible sourcing and human rights programs.

Apple’s Supplier Code and Responsible Sourcing Standard

Apple’s Supplier Code and Responsible Sourcing Standard apply to all levels of Apple’s supply chain, including traders, sub-suppliers, suppliers, mining companies, and operators of collection points for recycled minerals used in Apple products, and are based on industry and internationally accepted principles, including the United Nations Guiding Principles on Business and Human Rights (“UN Guiding Principles”), the International Labour Organisation’s International Labour Standards, and the OECD Due Diligence Guidance. The Responsible Sourcing Standard outlines Apple’s extensive requirements on the responsible sourcing of minerals and other materials, including expectations for suppliers concerning 3TG due diligence and related sourcing matters. The Supplier Code is available in 15 languages and the Responsible Sourcing Standard is available in six languages.

Each year, Apple evaluates and strengthens its Supplier Code and Responsible Sourcing Standard. In 2020, Apple continued to refine its Responsible Sourcing Standard by strengthening requirements with regard to identifying risks related to the rights of Indigenous peoples and affected communities. Each year, Apple also analyzes third-party sustainability standards and maps those against risk criteria such as labor and human rights, health and safety, Indigenous peoples’ rights, and the environment. This analysis informs Apple’s understanding of which third-party sustainability standards align with Apple’s internal requirements and where Apple can strengthen its own standards.

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Supplier Engagement

Apple requires its suppliers to adhere to the Supplier Code and Responsible Sourcing Standard, including any subsequent amendments or updates. Suppliers are also required to apply Apple’s requirements upstream to their own suppliers throughout all levels of the supply chain. In this way, and through direct outreach by Apple to all 3TG smelters and refiners identified in Apple’s supply chain, Apple implements its requirement that smelters and refiners in its supply chain comply with Apple’s strict standards, including that smelters and refiners participate in Third Party Audit programs.

Apple communicates its 3TG sourcing requirements to its direct suppliers annually, and regularly engages with suppliers using tailored communication and guidance throughout the year. If Apple discovers that standards are not being met, Apple works collaboratively with suppliers to help them improve, in line with the OECD Due Diligence Guidance framework of progressive improvement. Apple provides annual 3TG due diligence training webinars to suppliers that have reported 3TG to Apple. In addition, Apple’s SupplierCare portal provides suppliers with access to ad hoc online training materials in English and Mandarin Chinese that focus on Apple’s due diligence expectations and requirements for 3TG reporting. Suppliers can reach out to Apple with questions about 3TG sourcing through the SupplierCare portal or through a dedicated Apple email that allows suppliers to report concerns or grievances related to 3TG mining, processing, and trading. The concerns or grievances submitted to Apple are reviewed with relevant Apple business teams, and follow-up activities are conducted as appropriate. In addition, Apple conducts third party assessments of its direct 3TG suppliers to ensure alignment to the OECD Due Diligence Guidance and Apple’s Supplier Code and Responsible Sourcing Standard. Additional information about these assessments is provided in Step 4 of this report.

Industry and Stakeholder Engagement

Apple is committed to working in collaboration with stakeholders beyond its own supply chain. As part of this commitment, Apple regularly engages with a broad range of civil society, industry, academic, and government experts to gather feedback on its own program. Apple also engages with rightsholders in its minerals supply chains through its support to the Fund for Global Human Rights, a public foundation that works with human rights organizations globally. This work helps Apple obtain insight from in-region stakeholders to further enhance its responsible sourcing initiatives. Over the years, Apple has also organized annual meetings of expert stakeholders to discuss opportunities to work collectively on efforts such as measuring human rights impacts and other innovative approaches to the responsible sourcing of minerals in the supply chain.

In 2020, Apple continued to serve on the board of the Responsible Business Alliance (“RBA”), served on the Steering Committee of the RBA’s Responsible Minerals Initiative (“RMI”), and participated in the European Partnership for Responsible Minerals and the Responsible Artisanal Gold Solutions Forum. Apple also served on the Governance Committee of the Public Private Alliance for Responsible Minerals Trade (“PPA”), a multi-sector initiative supporting the ethical production, trade, and sourcing of minerals from the African Great Lakes region. After traveling to the DRC and Rwanda with a PPA delegation in 2019, Apple continued in 2020 to build on learnings from that trip to further strengthen and inform its minerals due diligence programs.

In 2020, Apple also continued to support the development of certain responsible sourcing-related industry-wide standards, including: participation in the Standard Committee for the updated version 2.0 of the Code of Risk mitigation for Artisanal and Small-Scale Mining (“ASSM”) engaging in Formal Trade (“CRAFT Code”) developed by the Alliance for Responsible Mining and RESOLVE (a sustainability nonprofit organization), the responsible sourcing framework for artisanally-mined cobalt being co-developed by the RMI and other stakeholders, and the RMI Blockchain Guidelines and Scrap/Recycle standard.

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Apple continued to participate in the RMI’s Blockchain working group, helping to standardize data interoperability across minerals blockchain solutions and to ensure data privacy. Apple believes that minerals blockchain solutions should be used as a tool to support—but not replace—supply chain due diligence, and that the interests of people working at the mining level and in surrounding communities should be taken into consideration.

In 2020, the International Organization for Migration (“IOM”) utilized the Remediation Guidelines for Victims of Exploitation in Extended Minerals Supply Chains, created previously in consultation with Apple, to develop a Grievance and Remediation management tool and began developing new operational guidelines for businesses on remediation of human rights grievances, in consultation with Apple and other partners.

OECD Step 2: Identification and Assessment of Risk in the Supply Chain

Consistent with Step 2 of the OECD Due Diligence Guidance, Apple continuously conducts risk identification on and assessments of its supply chain. Apple works at multiple levels in its supply chain to identify and assess risk. Apple requires its suppliers that utilize 3TG to submit an industry-wide standard Conflict Minerals Reporting Template (“CMRT”). Apple collects and processes data provided by suppliers through their completion of the CMRT to map Apple’s supply chain to the smelter and refiner level and, to the extent available, to the mining level. Under the Responsible Sourcing Standard, suppliers are also required to inform Apple immediately if they identify certain high risks included in Annex II of the OECD Due Diligence Guidance, such as conflict or human rights risks associated with 3TG.

In addition to conducting its own supply chain due diligence, Apple works closely with Third Party Audit programs—in particular, the RMI and the London Bullion Market Association (“LBMA”)—to identify risks at the smelter, refiner, and mining levels and to help strengthen industry auditing and certification bodies.

To help assess risks in its supply chain beyond those associated with conflict, such as social, environmental, and human rights risks, Apple developed the Risk Readiness Assessment tool (“RRA”) in 2016. In an effort to make the tool broadly available, Apple transitioned the RRA to the RMI in 2018. In 2020, the RMI began tracking completion of the RRA for Responsible Minerals Assurance Process (“RMAP”) participating smelters and refiners. In 2020 the Copper Mark, an assurance framework for responsible copper production, also adopted the RRA to define its criteria for copper producers at its 16 sites. As of December 31, 2020, 327 downstream companies and upstream smelters and refiners utilized the RRA, an increase from the 287 users in 2019. Apple continues to use the RRA on a targeted basis to assess risks in its global supply chain, with a particular focus on new smelters and refiners that enter its supply chain and on additional minerals beyond 3TG.

Apple also helped develop and utilizes the RMI’s Minerals Grievance Platform,3 an industry-wide platform for screening and addressing grievances linked to smelters and refiners. Through the platform, industry organizations and C4ADS (a non-profit independent third-party organization) screen and conduct due diligence on grievances submitted by non-governmental organizations (“NGOs”), companies, or any member of the public. Industry organizations then work with Third Party Audit programs to address the grievances and share evidence of closure with C4ADS. A summary of the outcome is then provided via the platform to participants. In addition, any applicable public statements are shared on the grievance platform website. This collaboration increases transparency, consistency, and accountability in how public allegations concerning smelters and refiners are identified, addressed, and resolved.

3	Available at www.mineralsgrievanceplatform.org

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Empowering Voices in Mining Communities

Apple believes that only addressing allegations that potentially affect Apple’s own supply chain will not lead to systemic progress. Accordingly, Apple has taken steps to work within a broad group of stakeholders in order to address public allegations. This includes reviewing public allegations from civil society and analyzing investigative reports by international organizations—including the United Nations Group of Experts on the DRC and NGOs—related to risks outlined in Annex II of the OECD Due Diligence Guidance.

Apple believes that empowering independent voices at the mining level is critical to identifying and assessing risks in the 3TG supply chain. In 2020, Apple continued to support the Fund for Global Human Rights to support human rights, labor, and environmental defenders in the DRC working on a range of issues. Those issues include economic and social rights of mining communities, inclusive economic growth, judicial advocacy, environmental justice, the rule of law, as well as health, safety, and fair compensation for mining communities. Apple also provided funding to independent non-profit organization IMPACT, to develop a framework based on the United Nations Sustainable Development Goals which aims to harmonize how the impact of supply chain-related activities on socio-economic and environmental well-being in ASSM communities is measured.

For the fifth consecutive year, Apple provided funding to the International Tin Association’s International Tin Supply Chain Initiative’s (“ITSCI”) whistleblowing mechanism in the DRC, which enables people in and around mining communities in seven provinces of the DRC to place anonymous voice calls, send SMS messages in local languages, and otherwise raise concerns related to mineral extraction, trade, handling, and exporting via local networks. In 2020, ITSCI and its partner organizations continued to increase awareness and utilization of the whistleblowing mechanism through its radio campaign in mining communities, distributing promotional material, and consulting with local civil society actors and other stakeholders.

In 2020, Apple continued to provide funding to Pact, Inc. (“Pact”), an international development NGO, to deliver rights awareness training to miners, youth, and community officials in ASSM communities in the DRC. These training sessions were designed to raise awareness on a range of human rights issues and were based in part on curriculum developed by the United Nations Children’s Emergency Fund (UNICEF). Apple also funded Pact’s launch of the fourth year of a vocational education program for youth living in mining communities in the Lualaba province of the DRC. In response to the COVID-19 crisis, the program was adjusted to include educational initiatives around health and safety, and some of the youth participating in the vocational education programs began sewing face masks as part of their training.

OECD Step 3: Strategy to Respond to Identified Risks

In alignment with Step 3 of the OECD Due Diligence Guidance, Apple implements its due diligence program and conducts supply chain analysis in a number of ways, including through information gained from independent research, Third Party Audit analysis, and by direct engagement with smelters and refiners to respond to risks identified in Apple’s supply chain.

In addition, Apple closely monitors completion of Third Party Audits and corrective action plans by the smelters and refiners in its supply chain. In the instances where smelters and refiners delay implementation of corrective action plans developed by Third Party Audits, Apple leverages its downstream position, conducting applicable smelter or refiner outreach to reiterate the requirement for the smelter or refiner to complete and close the associated corrective action plan in order to remain in Apple’s supply chain.

If smelters or refiners are unable or unwilling to meet Apple’s standards, Apple will take necessary actions, through its suppliers, to terminate the applicable business relationships with such smelters or refiners. As of December 31, 2020, Apple found all smelters and refiners in its supply chain participated in, or completed, a Third Party Audit that met Apple’s requirements for the responsible sourcing of minerals. Since 2009, Apple has directed removal of 146 3TG smelters or refiners from its supply chain, including more than 80 gold refiners.

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Upstream Due Diligence

Apple also analyzes incident data provided by upstream traceability and due diligence programs that monitor tin, tantalum, and tungsten mines in the DRC and across the African Great Lakes region, specifically ITSCI, and RCS Global Group’s Better Mining program. Apple works with these programs to help develop their incident review process, and review and monitor incidents generated through their respective reporting systems, including reviewing corrective actions and confirming incidents are closed in accordance with the programs’ criteria.

Since 2019, ITSCI has published a summary of incident outcomes.4 Apple continued to work with ITSCI in 2020 to ensure closure of all incidents under review from prior years. In 2020, Apple began reviewing incidents reported by Better Mining in addition to continuing to review ITSCI incidents, focusing its review on potential incidents involving the police in the DRC, the DRC national army, and/or non-state armed groups. Apple intends to continue to monitor these incidents with ITSCI and Better Mining. Apple has no reasonable basis for concluding that any of the reported incidents were connected to tin, tantalum, or tungsten included in Apple’s products. The challenges of tracking specific mineral quantities through the supply chain continue to impede the traceability of any specific mineral shipment through the entire product manufacturing process.

4	ITSCI’s Program Incident and Outcome Review report is available at https://www.itsci.org/2021/02/01/itsci-programme-incident-outcome-review-nov-2019-to-oct-2020/

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Addressing Gold Risk with Innovative Sourcing

While considerable progress has been made in identifying and addressing risks associated with tin, tantalum, and tungsten supply chains, Apple continues to address remaining challenges in the global gold supply chain through its due diligence program, which is aligned with the OECD Due Diligence Guidance Supplement on Gold and other sources. As part of its risk assessment and due diligence efforts, Apple designed and implemented systems that focus specifically on the gold supply chain. Apple accepts certification from the RMAP and the LBMA’s Responsible Gold Program for gold refiners in its supply chain. In addition, Apple also prioritizes gold in its efforts to transition to recycled and renewable materials in its products and 100% of its recycled gold refiners are audited. In 2020, Apple reviewed gold refiners in its supply chain to identify potential risks and other sourcing challenges, and subsequently worked with suppliers to address such identified risks and challenges and/or to remove refiners as necessary.

In addition to conducting robust due diligence, Apple believes that innovative, data-driven solutions to sourcing will help reduce risk and improve traceability. In 2020, Apple continued to fund and scale the Salmon Gold project with Tiffany & Co., led by RESOLVE, a sustainability non-profit. The Salmon Gold project works with small-scale miners and Indigenous peoples in remote regions of the Yukon, Alaska, and British Columbia to support a mining practice that helps restore rivers and streams so that salmon and other fish can thrive. Since RESOLVE first introduced the Salmon Gold project in 2017, the organization has connected local placer miners, environmentalists, and government agencies to course-correct the damage done by historic mining. The gold mined from this project is then traced from its origin to a refiner in Apple’s supply chain using blockchain technology. In order to further refine and expand the traceability and connectivity between multiple blockchain solutions, Apple began testing interoperability to enable data transfer and connectivity between blockchain solutions in the Salmon Gold Project while maintaining the provenance from mine to refiner.

In 2020, Apple continued to work with the Massachusetts Institute of Technology’s D-Lab Innovation Centers in Colombia, which support training of local gold miners and community leaders to develop sustainable solutions to ASSM challenges. Apple believes that the lessons learned from these programs will help support further innovation across the supply chains of additional minerals.

OECD Step 4: Independent Third Party Audit of Supply Chain Due Diligence

Apple believes Third Party Audits remain foundational to robust due diligence systems. In particular, Apple believes that Third Party Audits play a significant role in providing assurance that smelters and refiners have appropriate due diligence systems in place, while helping to ensure that operations and sourcing practices do not support conflict, including in the DRC or adjoining countries. Since 2015, Apple has continued to reach a 100 percent rate of participation in Third Party Audit programs by identified smelters and refiners in its supply chain.

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In 2020, Apple continued to engage an independent audit firm to conduct specialized responsible sourcing audits of select suppliers in order to have a deeper review of their internal management systems and implementation of Apple’s requirements related to 3TG and other minerals. At the end of an Apple-managed assessment or specialized audit, the supplier is given a list of areas to strengthen against Apple’s Supplier Code and Responsible Sourcing Standard, and the supplier is required to correct any identified nonconformances in a timely manner. Apple provides support to help suppliers complete a corrective action plan to meet and exceed its requirements within the timeline identified as a result of the assessment or specialized audit. Timelines for corrective action typically range between 30 and 90 days. If a supplier is unwilling or unable to meet Apple’s requirements, Apple will indefinitely end its business relationship with that supplier.

Measuring Impacts

While supplier audits are foundational to a robust due diligence program, they are not designed to assess the extent to which conditions are improving for those living and working in mining communities. To this end, in 2020, Apple concluded a multi-year project supporting efforts to measure impacts of due diligence programs on conflict, human rights, and perceptions of economic well-being in tin, tantalum, and tungsten mining regions in the DRC. Project partners included the University of California in Los Angeles Project on Resources and Governance, independent research institute the International Peace Information Service, software and analytics company Ulula, and Sub-Saharan Field Research and Consulting Services. Preliminary research results indicate that while minerals due diligence programs contribute to breaking the link between minerals extraction and armed conflict, targeted human rights interventions may be required to effectively address risks outlined in Annex II of the OECD Due Diligence Guidance, and evidence on improved economic livelihoods was inconclusive. Apple’s research partners shared their draft findings with the OECD, PPA, RMI, and other key multilateral, multistakeholder, and industry bodies.

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Preliminary findings from separate qualitative research conducted by the Harvard Humanitarian Initiative, in coordination with Research Initiatives for Social Development (a local Congolese organization), indicate that focus group respondents felt due diligence programs helped deter armed group engagement at ASSM mine sites, making mines relatively more secure and predictable. However, women reported often feeling excluded from due diligence activities, highlighting opportunities for these systems to be more inclusive.

Apple believes that all stakeholders—governments, civil society, and industry—should work together to enhance efforts to measure and consider the human rights impact of minerals due diligence programs.

OECD Step 5: Report on Supply Chain Due Diligence

Apple reports annually on its due diligence requirements through its Conflict Minerals Report filed with the U.S. Securities and Exchange Commission. Apple also publishes a list of all identified 3TG and cobalt smelters and refiners, 100 percent of which participated in Third Party Audits as of December 31, 2020, and publishes its Supplier List on direct spend for materials, manufacturing, and assembly of Apple products worldwide.

In addition, Apple publishes an annual Supplier Responsibility Progress Report that details Apple’s work and progress in protecting people and the environment, which includes minerals supply chains. Apple’s annual Environmental Progress Report contains information on Apple’s efforts to use recycled and renewable materials, including 3TG. Apple also provides Product Environmental Reports, which provide environmental information relevant to the entire lifecycle of a product. Apple publishes an annual Statement on Efforts to Combat Human Slavery and Trafficking in Its Supply Chain, with additional information on its commitment to uphold human rights and to combat and prevent modern slavery.

Determination

Based on Apple’s due diligence efforts through December 31, 2020, including the information provided by its suppliers, Apple believes the facilities that have been used to process 3TG in Apple’s products include the smelters and refiners listed in Annex I. Through its smelter and refiner identification and validation process, Apple has identified a total of 250 smelters and refiners as sources of 3TG that were believed to have been in its supply chain at some point during 2020. Of these 250 smelters and refiners:

•

7 were removed that had previously participated in, but subsequently stopped participating in, a Third Party Audit program; were not willing to participate in, or complete, a Third Party Audit within given timelines; exceeded Third Party Audit corrective action plan timelines; and/or were removed at Apple’s request due to not meeting the Supplier Code, Responsible Sourcing Standard, and/or 3TG mineral requirements.

•	243 remained in Apple’s 3TG supply chain as of December 31, 2020.

Apple’s reasonable country of origin inquiry is based on Third Party Audit information and other sources such as the United States of America Geological Survey and, to the extent that country of origin information has not been made available through audit programs, via the collection of additional information by Apple. To the extent reasonably possible, Apple has documented the country of origin of identified smelters and refiners based on information received through the RMI’s RMAP, the LBMA, a survey of smelters and refiners, and/or third-party reviews of publicly available information. However, some country of origin information has not been audited by a third party because, among other reasons, applicable smelters and refiners have gone out of operation before completing a Third Party Audit. Therefore, Apple does not have sufficient information to conclusively determine the countries of origin of the 3TG in all of its products. However, based on the information provided by Apple’s suppliers, smelters, and refiners, as well as from Third Party Audit programs, Apple believes that the 3TG contained in its products originate from the countries listed in Annex II, as well as from recycled and scrap sources.

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Of all 243 smelters and refiners of 3TG determined to be in Apple’s supply chain as of December 31, 2020, Apple found no reasonable basis for concluding that any such smelter or refiner sourced 3TG that directly or indirectly financed or benefited armed groups from the DRC or an adjoining country. Of these 243 smelters and refiners, 24 are known to be directly sourcing from the DRC or an adjoining country, of which 100 percent participated in, or continued to participate in, a Third Party Audit as of December 31, 2020 involving a review of the traceability of the smelter’s or refiner’s 3TG as well as a validation of its due diligence systems and country of origin information. The foregoing does not include smelters and refiners indirectly sourcing from the DRC or adjoining countries by acquiring 3TG from these 24 smelters and refiners.

About This Report

This report has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2020. Information contained on the websites referenced in this report is not part of, or incorporated by reference into, this filing.

Apple believes it constitutes a “downstream” company in that Apple or its suppliers purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold (collectively “3TG”) -related materials after processing by smelters or refiners. In addition, Apple does not directly purchase or procure virgin raw minerals from mine sites.

This report relates to the process undertaken in accordance with OECD Due Diligence Guidance for Apple products that were manufactured, or contracted to be manufactured, during 2020 and that contain 3TG. These product categories are Apple’s iPhone®, Mac®, iPad®, AirPods®, Apple TV®, Apple Watch®, Beats® products; HomePod®, iPod touch®, Apple Card™; and all Apple accessories. Third-party products that Apple retails but that it does not manufacture or contract to manufacture are outside the scope of this report.

The smelters and refiners identified in this report include those producing inputs for service or spare parts contracted for manufacturing in 2020 for use in connection with the subsequent service of previously-sold products, including products serviced in subsequent years using those parts. This report does not include smelters of tin, tantalum, or tungsten or refiners of gold where such 3TG are included in end-of-life service parts for products that Apple no longer manufactures or contracts to manufacture.

This report’s use of the terms “smelters” and “refiners” refers to the facilities processing primary 3TG to retail purity. Apple suppliers have in some cases reported smelters and refiners that Apple believes are not operational or may have been misidentified as smelters and refiners. As a result, Apple continues to conduct independent research on smelters and refiners and to work with suppliers throughout its supply chain to revalidate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time. “Identified” smelters and refiners are those that (i) have been reported in a supplier’s CMRT, (ii) Apple believes are currently operational, were operational at some point during the applicable year, or, while inoperative, capable of re-engagement with minimal delay or effort, and (iii) otherwise meet the definition of a smelter or refiner, provided that Apple may determine to treat a third party as an identified smelter or refiner notwithstanding a reclassification of such third party or a change in its status. As part of its reasonable country of origin inquiry, Apple has determined that certain suppliers are utilizing at least some 3TG from secondary materials (i.e., scrap or recycled materials). In such cases, the suppliers continue to provide a CMRT and remain subject to Third Party Audit requirements with respect to their identified smelters and refiners. In addition, certain identified smelters and refiners are believed to process at least some 3TG from recycled or scrap sources, although such identified smelters and refiners continue to participate in Third Party Audits. Facilities that process only secondary materials (i.e., scrap or recycled materials) are excluded from the scope of this report.

Participating smelters and refiners are those that have agreed to participate in, or have been found compliant with independent third-party conflict minerals audit programs confirming their 3TG sourcing practices. Such programs may also include audits of traceability requirements, conformity with the OECD Due Diligence Guidance, management systems, and/or risk assessments. Independent third-party 3TG audit programs include the RMAP and the LBMA’s Responsible Gold Program. Throughout this report, the audits by these programs are included in references to “Third Party Audit” programs.

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ANNEX I : Smelter and Refiner List

Smelters and refiners of 3TG reported in Apple’s supply chain as of December 31, 2020.

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Tin	Alpha*	United States Of America

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	China

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	China

Tin	China Tin Group Co., Ltd.	China

Tin	Dowa*	Japan

Tin	EM Vinto	Bolivia (Plurinational State Of)

Tin	Fenix Metals	Poland

Tin	Gejiu Fengming Metallurgy Chemical Plant	China

Tin	Gejiu Kai Meng Industry and Trade, LLC	China

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.*	China

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	China

Tin	HuiChang Hill Tin Industry Co., Ltd.	China

Tin	Huichang Jinshunda Tin Co., Ltd.	China

Tin	Jiangxi New Nanshan Technology Ltd.*	China

Tin	Luna Smelter, Ltd.	Rwanda

Tin	Ma’anshan Weitai Tin Co., Ltd.*	China

Tin	Magnu’s Minerais Metais e Ligas Ltda.*	Brazil

Tin	Malaysia Smelting Corp. (MSC)*	Malaysia

Tin	Melt Metais e Ligas S.A.	Brazil

Tin	Metallic Resources, Inc.*	United States Of America

Tin	Metallo Belgium N.V.*	Belgium

Tin	Metallo Spain S.L.U.*	Spain

Tin	Mineração Taboca S.A.	Brazil

Tin	Minsur	Peru

Tin	Mitsubishi Materials Corp.*	Japan

Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	Thailand

Tin	O.M. Manufacturing Philippines, Inc.*	Philippines

Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Apple Inc. | 2020 Conflict Minerals Report | 12

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	PT Babel Surya Alam Lestari	Indonesia

Tin	PT Bangka Serumpun	Indonesia

Tin	PT Menara Cipta Mulia	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Prima Timah Utama	Indonesia

Tin	PT Rajawali Rimba Perkasa	Indonesia

Tin	PT Rajehan Ariq	Indonesia

Tin	PT Refined Bangka Tin	Indonesia

Tin	PT Timah Tbk Kundur	Indonesia

Tin	PT Timah Tbk Mentok	Indonesia

Tin	Resind Indústria e Comércio Ltda.	Brazil

Tin	Rui Da Hung*	Taiwan, Province Of China

Tin	Soft Metais Ltda.*	Brazil

Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam

Tin	Thaisarco*	Thailand

Tin	Tin Technology & Refining*	United States Of America

Tin	White Solder Metalurgia e Mineração Ltda.	Brazil

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Yunnan Tin Co., Ltd.*	China

Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	China

Tantalum	Asaka Riken Co., Ltd.*	Japan

Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	China

Tantalum	D Block Metals, LLC*	United States Of America

Tantalum	Exotech Inc.*	United States Of America

Tantalum	F&X Electro-Materials Ltd.	China

Tantalum	FIR Metals & Resource Ltd.*	China

Tantalum	Global Advanced Metals Aizu	Japan

Tantalum	Global Advanced Metals Boyertown*	United States Of America

Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China

Tantalum	H.C. Starck Hermsdorf GmbH*	Germany

Tantalum	H.C. Starck Inc.*	United States Of America

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

Apple Inc. | 2020 Conflict Minerals Report | 13

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China

Tantalum	Jiangxi Tuohong New Raw Material	China

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Tantalum	Jiujiang Tanbre Co., Ltd.*	China

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China

Tantalum	Kemet Blue Metals*	Mexico

Tantalum	LSM Brasil S.A.	Brazil

Tantalum	Meta Materials	North Macedonia, Republic Of

Tantalum	Metallurgical Products India Pvt., Ltd.*	India

Tantalum	Mineração Taboca S.A.	Brazil

Tantalum	Mitsui Mining and Smelting Co., Ltd.*	Japan

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	China

Tantalum	NPM Silmet A.S.	Estonia

Tantalum	QuantumClean*	United States Of America

Tantalum	Resind Indústria e Comércio Ltda.	Brazil

Tantalum	Solikamsk Magnesium Works OAO	Russian Federation

Tantalum	Taki Chemical Co., Ltd.*	Japan

Tantalum	TANIOBIS Co., Ltd.	Thailand

Tantalum	TANIOBIS GmbH*	Germany

Tantalum	TANIOBIS Japan Co., Ltd.*	Japan

Tantalum	TANIOBIS Smelting GmbH & Co. KG*	Germany

Tantalum	Telex Metals*	United States Of America

Tantalum	Ulba Metallurgical Plant JSC*	Kazakhstan

Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED*	China

Tantalum	XinXing Haorong Electronic Material Co., Ltd.*	China

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	China

Tungsten	A.L.M.T. Corp.*	Japan

Tungsten	ACL Metais Eireli	Brazil

Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China

Tungsten	FuJian JinXin Tungsten Co., Ltd.**	China

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Apple Inc. | 2020 Conflict Minerals Report | 14

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Tungsten	GEM Co., Ltd*	China

Tungsten	Global Tungsten & Powders Corp.*	United States Of America

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

Tungsten	H.C. Starck Tungsten GmbH*	Germany

Tungsten	Hunan Chenzhou Mining Co., Ltd.	China

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji**	China

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

Tungsten	Hunan Litian Tungsten Industry Co., Ltd.*	China

Tungsten	Hydrometallurg, JSC*	Russian Federation

Tungsten	Japan New Metals Co., Ltd.*	Japan

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China

Tungsten	Kennametal Fallon*	United States Of America

Tungsten	Kennametal Huntsville*	United States Of America

Tungsten	KGETS Co., Ltd.*	Korea, Republic Of

Tungsten	Lianyou Metals Co., Ltd.*	Taiwan, Province Of China

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China

Tungsten	Masan High-Tech Materials*	Viet Nam

Tungsten	Moliren Ltd.	Russian Federation

Tungsten	Niagara Refining, LLC*	United States Of America

Tungsten	Philippine Chuangxin Industrial Co., Inc.*	Philippines

Tungsten	TANIOBIS Smelting GmbH & Co. KG*	Germany

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.**	Viet Nam

Tungsten	Unecha Refractory Metals Plant*	Russian Federation

Tungsten	Wolfram Bergbau und Hütten AG*	Austria

Tungsten	Woltech Korea Co., Ltd.	Korea, Republic Of

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	China

Tungsten	Xiamen Tungsten Co., Ltd.*	China

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China

Gold	8853 S.p.A.***	Italy

Gold	Advanced Chemical Co.*	United States Of America

Apple Inc. | 2020 Conflict Minerals Report | 15

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner

Gold	Aida Chemical Industries Co., Ltd.*	Japan

Gold	Al Etihad Gold Refinery DMCC*	United Arab Emirates

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan

Gold	AngloGold Ashanti Córrego do Sítio Mineraçäo	Brazil

Gold	Argor-Heraeus S.A.	Switzerland

Gold	Asahi Pretec Corp.	Japan

Gold	Asahi Refining Canada Ltd.	Canada

Gold	Asahi Refining USA Inc.	United States Of America

Gold	Asaka Riken Co., Ltd.*	Japan

Gold	AU Traders and Refiners***	South Africa

Gold	Aurubis AG	Germany

Gold	Bangalore Refinery*	India

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)***	Philippines

Gold	Boliden AB	Sweden

Gold	C. Hafner GmbH + Co. KG	Germany

Gold	CCR Refinery - Glencore Canada Corp.	Canada

Gold	Cendres + Métaux S.A.***	Switzerland

Gold	Chimet S.p.A.	Italy

Gold	Chugai Mining*	Japan

Gold	Daye Non-Ferrous Metals Mining Ltd.	China

Gold	DODUCO Contacts and Refining GmbH*	Germany

Gold	Dowa*	Japan

Gold	DSC (Do Sung Corp.)*	Korea, Republic Of

Gold	Eco-System Recycling Co., Ltd. East Plant*	Japan

Gold	Eco-System Recycling Co., Ltd. North Plant*	Japan

Gold	Eco-System Recycling Co., Ltd. West Plant*	Japan

Gold	Emirates Gold DMCC*	United Arab Emirates

Gold	Geib Refining Corp.*	United States Of America

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China

Gold	Heimerle + Meule GmbH	Germany

Gold	Heraeus Germany GmbH Co. KG	Germany

Gold	Heraeus Metals Hong Kong Ltd.	China

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China

Apple Inc. | 2020 Conflict Minerals Report | 16

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	Istanbul Gold Refinery	Turkey

Gold	Italpreziosi	Italy

Gold	Japan Mint	Japan

Gold	Jiangxi Copper Co., Ltd.	China

Gold	JSC Novosibirsk Refinery	Russian Federation

Gold	JSC UralElectromed	Russian Federation

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kazzinc	Kazakhstan

Gold	Kennecott Utah Copper, LLC	United States Of America

Gold	KGHM Polska Miedz Spólka Akcyjna	Poland

Gold	Kojima Chemicals Co., Ltd.*	Japan

Gold	Korea Zinc Co., Ltd.	Korea, Republic Of

Gold	Kyrgyzaltyn JSC	Kyrgyzstan

Gold	L’Orfebre S.A.*	Andorra

Gold	LS-NIKKO Copper Inc.	Korea, Republic Of

Gold	LT Metal Ltd.*	Korea, Republic Of

Gold	Marsam Metals*	Brazil

Gold	Materion*	United States Of America

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Metalor Technologies (Hong Kong) Ltd.	China

Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore

Gold	Metalor Technologies (Suzhou) Ltd.	China

Gold	Metalor Technologies S.A.	Switzerland

Gold	Metalor USA Refining Corp.	United States Of America

Gold	Metalúrgica Met-Mex Peñoles S.A. de C.V.	Mexico

Gold	Mitsubishi Materials Corp.	Japan

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	MMTC-PAMP India Pvt., Ltd.	India

Gold	Moscow Special Alloys Processing Plant	Russian Federation

Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey

Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan

Gold	Nihon Material Co., Ltd.	Japan

Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH***	Austria

Gold	Ohura Precious Metal Industry Co., Ltd.*	Japan

Apple Inc. | 2020 Conflict Minerals Report | 17

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation

Gold	PAMP S.A.	Switzerland

Gold	Planta Recuperadora de Metales SpA	Chile

Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation

Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

Gold	PX Précinox S.A.	Switzerland

Gold	Rand Refinery (Pty) Ltd.	South Africa

Gold	Remondis PMR B.V.*	Netherlands

Gold	Royal Canadian Mint	Canada

Gold	SAAMP***	France

Gold	Safimet S.p.A***	Italy

Gold	SAFINA A.S.*	Czechia

Gold	Samduck Precious Metals*	Korea, Republic Of

Gold	SAXONIA Edelmetalle GmbH*	Germany

Gold	SEMPSA Joyería Platería S.A.	Spain

Gold	Shandong Gold Smelting Co., Ltd.	China

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Gold	Sichuan Tianze Precious Metals Co., Ltd.	China

Gold	Singway Technology Co., Ltd.*	Taiwan, Province Of China

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation

Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	SungEel HiMetal Co., Ltd.*	Korea, Republic Of

Gold	T.C.A. S.p.A.	Italy

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Gold	Tokuriki Honten Co., Ltd.	Japan

Gold	TOO Tau-Ken-Altyn	Kazakhstan

Gold	Torecom*	Korea, Republic Of

Gold	TSK Pretech*	Korea, Republic Of

Gold	Umicore Precious Metals Thailand***	Thailand

Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium

Gold	United Precious Metal Refining, Inc.*	United States Of America

Gold	Valcambi S.A.	Switzerland

Gold	Western Australian Mint trading as The Perth Mint	Australia

Gold	Wieland Edelmetalle GmbH*	Germany

Apple Inc. | 2020 Conflict Minerals Report | 18

Conflict Mineral	Name of Smelter or Refiner	Location of Smelter or Refiner

Gold	Yamakin Co., Ltd.*	Japan

Gold	Yokohama Metal Co., Ltd.*	Japan

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corp.	China

*	The smelter/refiner is believed to process at least some 3TG from recycled or scrap sources.

**	The smelter/refiner has changed its compliance or operational status since December 31, 2020.

***	The smelter/refiner continues to be in the process of removal as of the filing of this report and/or is no longer approved to be in Apple’s supply chain.

Apple Inc. | 2020 Conflict Minerals Report | 19

ANNEX II: Countries of Origin of 3TG

Argentina

Armenia

Australia

Austria

Azerbaijan

Benin

Bolivia

Botswana

Brazil

Bulgaria

Burkina Faso

Burundi*

Canada

Chile

China

Colombia

Cote D’Ivoire

Democratic Republic of the Congo*

Costa Rica

Cyprus

Dominican Republic

Ecuador

Eritrea

Ethiopia

Fiji

Finland

France

French Guiana

Georgia

Germany

Ghana

Guatemala

Guinea

Guyana

Honduras

India

Indonesia

Japan

Kazakhstan

Kenya

Kyrgyzstan

Laos

Liberia

Madagascar

Malaysia

Mali

Mauritania

Mexico

Mongolia

Morocco

Mozambique

Myanmar

New Zealand

Nicaragua

Niger

Nigeria

Oman

Papua New Guinea

Paraguay

Peru

Philippines

Portugal

Republic of Korea

Russia

Rwanda*

Saudi Arabia

Senegal

Serbia

Sierra Leone

Slovakia

Solomon Islands

Somaliland (Autonomous region of Somalia)

South Africa

Spain

Sudan

Suriname

Swaziland

Sweden

Taiwan

Tajikistan

Tanzania*

Thailand

Turkey

Uganda*

United Kingdom

United States Of America

Uruguay

Uzbekistan

Venezuela

Vietnam

Zambia*

Zimbabwe

*	The DRC or an adjoining country.

Apple Inc. | 2020 Conflict Minerals Report | 20